Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 3) of our report dated February 22, 2023, except for notes 1, 2, 4, 7, and 8, which are dated July 17, 2023, with respect to the audited financial statements of 99 Acquisition Group Inc. as of December 31, 2022 and for the period from June 14, 2022 (inception) through December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 17, 2023